April 15, 2026

Mr. Colby Arceneaux

Upstream Life Securities Fund I, LLC

265 North Lamar Blvd., Suite A
Oxford, MS 38655

Re: Regulation A Offering - Upstream Life Securities Fund I, LLC

Dear Mr. Arceneaux:

We have acted as counsel to Upstream Life Securities Fund I, LLC, a Louisiana limited liability company (the “Company”), in connection with the filing of the Offering Statement on Form 1-A (the “Offering Statement”) pursuant to 17 CFR Part 230.251 et. seq. (“Regulation A”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

The Offering Statement relates to the proposed issuance and sale (the “Offering”) by the Company of up to a maximum of seventy-five million U.S. dollars ($75,000,000.00), in aggregate, of investment certificates (the “Investment Certificates”) substantially in the form as appearing as an exhibit to the Offering Statement. We assume that the Investment Certificates will be sold as described in the Offering Statement pursuant to a Subscription Agreement (a “Subscription Agreement”), substantially in the form filed as an exhibit to the Offering Statement, to be entered into by and between the Company and each of the purchasers of the Investment Certificates.

In rendering the opinion set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the Offering Statement; the Articles of Organization of the Company; the Investment Certificate, the Operating Agreement of the Company, and such corporate records, certificates of public officials and other documentation as we have deemed necessary or appropriate.  We have assumed, without independent investigation, the genuineness of all signatures and the conformity to original documents of all documents submitted to us as certified, photostatic, reproduced, or conformed copies.  As to certain matters of fact, both expressed and implied, we have relied upon representations, statements or certificates of officers of the Company.

Based upon the above, and subject to the stated assumptions, we are of the opinion that, when issued in accordance with the terms of the Offering Statement, the Investment Certificates will be duly authorized, validly issued, fully paid and non-assessable.

Our opinion set forth herein is limited to the limited liability company law of the State of Louisiana and to the extent that judicial and regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations for governmental authorities are relevant, to those required under such law.  We express no opinion and make no representation with respect to any other laws or the law of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Offering Statement and Form 1-A and to any references to this firm in any prospectus contained therein.  In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.

Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or any other document or agreement involved with the issuance of the Investment Certificates. We assume no obligation to advise you of facts, circumstances, events or developments which may hereafter be brought to our attention, and which may alter, affect, or modify the opinions expressed herein.

Very truly yours,

Red Rock Securities Law, Inc.

/s Brian Geoghegan

Brian Geoghegan, Attorney